Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Midwest Banc Holdings, Inc. of our report dated January 17, 2003, except for note 27, which is as of April 14, 2003, on the consolidated statements of income, stockholders equity, and cash flows for the year ended December 31, 2002, which report is included in the Annual Report on Form 10-K of Midwest Banc Holdings, Inc. for the year ended December 31, 2004. We also consent to the references to us under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Oak Brook, Illinois
March 25, 2005